EXHIBIT 99.1

Establishment Labs Reports Record First Quarter 2020 Financial Results

NEW YORK, May 7, 2020 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a medical technology company focused on women’s health, initially in the breast aesthetics and reconstruction market, today announced its financial results for the first quarter ended March 31, 2020.
First Quarter Highlights and Outlook

•	Worldwide sales of $24.5 million, at the higher end of previously provided guidance range, resulting in 18% growth

•	Breast implant sales, which accounted for over 90% of total sales, grew 23%

•	Strong cash balance of $93.6 million at March 31

•	Enacted numerous measures to reduce operating expenses and preserve cash in response to COVID-19 impact

•	Aesthetic cohorts in Motiva U.S. pivotal trial on track; COVID-19 delays enrollment in reconstruction cohorts

•	U.S. patent protecting company’s proprietary implant surface technology is issued
“We are pleased to report that our first quarter sales were $24.5 million - at the higher end of the $23 to $25 million range we projected. This reflects 18% growth over the year ago period as plastic surgeons and their patients continued to adopt Motiva Implants,” said Juan José Chacón Quirós, Chief Executive Officer of Establishment Labs. “Even though our March sales were measurably impacted by COVID-19, our first quarter still represented another record quarter for our Company, and illustrates the strength and momentum of our product and brands in the market.
“Despite our long-term bullishness about the breast implant business, we have taken early and decisive steps to prepare our Company to weather these uncertain times. We have reduced our planned 2020 expenses by approximately 20%, while at the same time expanded our business excellence program and invested more in digital platforms. Importantly, Establishment Labs is in a solid financial position and we remain confident in the fundamentals of our business and the strength of our product portfolio, which up until now has resulted in robust year-over-year growth and market share gains” Mr. Chacón Quirós continued.
First Quarter 2020 Financial Results
Total revenues for the quarter ended March 31, 2020 were $24.5 million, an increase of 17.8%, compared to $20.8 million for the same period in 2019. Breast implant sales, which accounts for over 90% of total sales, grew 23%. Distributor sales were responsible for most of the Company’s growth this quarter.
Gross profit for the first quarter was $15.5 million, or 63.2% of revenues, compared to gross profit of $11.3 million, or 54.2% of revenues for the same period in 2019. The increase in gross margin percentage was driven primarily by the reduction in the amortization related to the fair value of inventory recorded from a distributor asset acquisition in the fourth quarter of 2018, and cost savings from increased manufacturing efficiencies.
Total operating expenses for the first quarter this year were $23.2 million, an increase of 18.0% compared to $19.6 million in the first quarter of 2019.
SG&A expenses this quarter increased $2.9 million, or 18.2%, to $19.0 million compared to $16.1 million in the first quarter of 2019. The increase in SG&A was primarily due to an increase in compensation costs as a result of hiring additional sales, marketing and administrative personnel.
R&D expenses increased $0.6 million to $4.2 million in the first quarter compared to $3.6 million for the same quarter a year ago. The Company intends to continue investing in research and development to strengthen its product portfolio and drive future growth.
Net loss from operations for the first quarter was $7.7 million compared to a net loss of $8.4 million for the same period in 2019. For the first quarter this year, total net loss was $17.8 million dollars, which included several noncash items related to a change in the fair value of debt derivatives and unrealized foreign exchange losses as a result of the current economic environment.
The Company’s cash balance at March 31, 2020 was $93.6 million. This amount reflects the net proceeds of $63.9 million from a public offering of its common shares in January 2020.
Cash used in operations was $6.8 million in the first quarter compared to $8.0 million in the same period in 2019.
Other Developments
Clinical trials of medical devices currently being studied in U.S. hospitals have understandably been impacted by COVID-19 as centers focus their energies on more critical needs. Although the Company continues to activate trial sites and secure IRB approvals, the pandemic has delayed enrollment in the reconstruction cohorts for its Motiva pivotal trial, which could add at least six months to its timeline. Enrollment in the aesthetic cohorts was completed last year and patient follow-up continues.
As previously announced, in March the U.S. Patent and Trademark Office issued a patent protecting the proprietary surface technology of the Company’s Motiva implants, which is believed to be a key aspect of their exceptional safety profile.
Outlook
“Breast implant procedures are resuming at varying rates across countries, but the geographic diversity of our revenue base makes it extremely difficult to forecast 2020 sales. For this reason, we have decided to forego providing full year sales guidance. However, we are seeing evidence of conditions beginning to improve in certain geographies with many procedures being rescheduled for the second half of the year rather than being cancelled outright.
“I am proud of our employees and their commitment to Women’s Health by transforming this industry through science and innovation. Although the world is facing some uncertain times right now, our company has successfully weathered challenges in the past and I am convinced that Establishment Labs will come out of this a leaner and stronger company that is well-positioned for continued growth and success,” Mr. Chacón Quirós concluded.
Conference Call and Webcast Information
Establishment Labs will host a conference call and webcast today at 5:00 p.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 376-9925 (U.S. and Canada) or (629) 228-0732 (international) and using conference ID number 4586958. In addition, the live and archived webcast will be available on the Investor Relations section of the Company's website at www.establishmentlabs.com.
About Establishment Labs
Establishment Labs Holdings Inc. (NASDAQ: ESTA) is a global medical technology company focused on women’s health, initially in the breast aesthetics and reconstruction market, by designing, developing, manufacturing and marketing an innovative portfolio of silicone gel-filled breast implants, branded as Motiva Implants®, the centerpiece of the MotivaImagine® platform. Motiva Implants® are produced at our two manufacturing sites that are compliant with ISO13485:2016, FDA 21 CFR 820 under the MDSAP program, and are currently commercially available in more than 80 countries through exclusive distributors or the Company’s direct salesforce. In March 2018, Establishment Labs received approval for an investigational device exemption (IDE) from the FDA and initiated the Motiva Implant® clinical trial in the United States in April 2018. In addition to Motiva Implants®, Establishment Labs’ product and technologies portfolio includes the Divina® 3D Simulation System and other products and services. Please visit our website for additional information at www.establishmentlabs.com.
Forward – Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release, and includes statements related to the expected growth in sales of Motiva Implants®, product development, and the PMA clinical trial currently being conducted to obtain approval of Motiva Implants® in the U.S. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the Company’s performance, and impact of the COVID-19 pandemic on our operations and Motiva U.S. pivotal clinical trial, are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the Company’s annual report on Form 10-K filed on March 16, 2020, quarterly reports on Form 10-Q, and other filings made by the Company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Revenue	$24,481	$20,778
Cost of revenue	9,003	9,526
Gross profit	15,478	11,252
Operating expenses:
Sales, general and administrative	18,984	16,056
Research and development	4,199	3,584
Total operating expenses	23,183	19,640
Loss from operations	(7,705)	(8,388)
Interest income	8	6
Interest expense	(2,146)	(2,242)
Change in fair value of derivative instruments	(1,929)	(32)
Change in fair value of contingent consideration	440	225
Other income (expense), net	(6,196)	(304)
Loss before income taxes	(17,528)	(10,735)
Provision for income taxes	(231)	(44)
Net loss	$(17,759)	$(10,779)

Basic and diluted net loss per share	$(0.79)	$(0.53)
Weighted average outstanding shares used for basic and diluted net loss per share	22,456,365	20,495,671

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$93,596	$37,655
Accounts receivable, net of allowance for doubtful accounts of $1,575 and $1,026	21,615	22,767
Inventory, net	25,512	28,660
Prepaid expenses and other current assets	7,173	6,757
Total current assets	147,896	95,839
Long-term assets:
Property and equipment, net of accumulated depreciation	16,235	16,418
Goodwill	465	465
Intangible assets, net of accumulated amortization	3,465	3,441
Other non-current assets	362	368
Total assets	$168,423	$116,531
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,881	$10,366
Accrued liabilities	10,555	10,677
Other liabilities, short term	2,024	2,199
Total current liabilities	22,460	23,242
Long-term liabilities:
Note payable, Madryn, net of debt discount and issuance costs	48,529	48,142
Madryn put option	5,001	3,072
Other liabilities, long term	2,126	2,461
Total liabilities	78,116	76,917
Shareholders’ equity:
Total shareholders’ equity	90,307	39,614
Total liabilities and shareholders’ equity	$168,423	$116,531

Investor/Media Contact:
David K. Erickson
Establishment Labs Holdings Inc.
(949) 447-6671
derickson@establishmentlabs.com